                                                                    EXHIBIT 12.1


                               US AIRWAYS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     Three months ended
                                         March 31,                                Year ended December 31,
                                   ----------------------   --------------------------------------------------------------------
                                     1999         1998         1998           1997          1996          1995           1994
                                     ----         ----         ----           ----          ----          ----           ----
                                                                (in thousands except ratio amounts)
Earnings:
  Pre-tax income (loss)            $ 109,223    $ 168,739   $   935,844    $   673,229    $ 191,043     $  37,398     $ (716,183)
    Add (deduct):
    Fixed charges:
      Interest expense             $  49,957    $  62,774   $   223,604    $   260,029    $ 283,936     $ 301,923     $  285,846
      Amortization of debt
       issue expense                     926        2,003         6,507          2,684        2,844         3,724          4,300
      Interest factor in
       noncapitalized rentals         76,963       76,548       346,948        320,625      303,383       316,977        364,462
    Interest capitalized**            (4,031)      (2,525)       10,478        (11,582)      (8,398)       (8,781)       (13,760)
    Amortization of previously
     capitalized interest              2,466        2,543        10,112         10,269       10,286        10,238          8,802
                                   ---------    ---------   -----------    -----------    ---------     ---------     ----------
                                   $ 235,504    $ 310,082   $ 1,533,493    $ 1,255,254    $ 783,094     $ 661,479     $  (66,533)
                                   ---------    ---------   -----------    -----------    ---------     ---------     ----------

    Fixed charges:
      Interest expense             $  49,957    $  62,774   $   223,604    $   260,029    $ 283,936     $ 301,923     $  285,846
      Amortization of debt
       issue expense                     926        2,003         6,507          2,684        2,844         3,724          4,300
      Interest factor in
       noncapitalized rentals         76,963       76,548       346,948        320,625      303,383       316,977        364,462
                                   ---------    ---------   -----------    -----------    ---------     ---------     ----------
                                   $ 127,846    $ 141,325   $   577,059    $   583,338    $ 590,163     $ 622,624     $  654,608
                                   ---------    ---------   -----------    -----------    ---------     ---------     ----------

Ratio of earnings to fixed
 charges                              1.8          2.2          2.7            2.2           1.3           1.1            *

                                  -----------

     *For the year ended December 31, 1994, US Airways' earnings were not sufficient to cover its fixed charges. Additional earnings of $721 million would have been required to achieve a ratio of earnings to fixed charges of 1.0.

     **During the second quarter of 1998, US Airways wrote-off capitalized interest on equipment purchase deposits in conjunction with the settlement of litigation between US Airways and the Boeing Company.